Exhibit 99.1

Arrow Electronics Settles French VAT Claim

    MELVILLE, N.Y.--(BUSINESS WIRE)--Aug. 13, 2004--Arrow Electronics, Inc. (NYSE: ARW) announced that it has settled a claim against its French subsidiary, Tekelec SA ("Tekelec"), in respect of French value-added tax.
    In 2003, Arrow reserved EUR 11.3 million ($13.9 million at the exchange rate prevailing on August 12, 2004) for the full amount of a claim asserted by the French tax authorities relating to alleged fraudulent activities concerning value-added tax by Tekelec. The alleged activities occurred prior to Arrow's purchase of Tekelec from Tekelec Airtronic SA ("Airtronic") in 2000. An agreement (the "settlement agreement") has been reached with the French tax authorities pursuant to which Tekelec will pay EUR 3.4 million ($4.2 million at the exchange rate prevailing on August 12, 2004) in full settlement of this claim. Tekelec did not receive the consent of Airtronic to the settlement agreement. Arrow will record an acquisition indemnification credit of EUR 7.9 million ($9.7 million at the exchange rate prevailing on August 12, 2004) ($.08 per share based on the shares outstanding on August 12, 2004) in the third quarter of 2004 in connection with the settlement.
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 41 countries and territories.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

    CONTACT: Arrow Electronics
             Ira M. Birns, 631-847-1657 - Vice President and Treasurer or
             Paul J. Reilly, 631-847-1872 - Vice President and Chief Financial
                                            Officer